Exhibit 99.1

October 14, 2021

Dear Shareholder:

Our third quarter is in the books, and we are proud of our bank’s performance. Through the first nine months of 2021, this year has been a pleasant surprise versus the outlook in January when we were facing more uncertainty regarding the pandemic and how our country’s leadership and our people would respond.  There have been a number of factors that have contributed to a successful first nine months of 2021. We believe the main contributor of our success is a focused and committed team of employees that believe in each other and the mission of our bank.  We are grateful for the dedication and commitment of each of our team members.

The Board of Directors of Wilson Bank Holding Company is pleased to share with you our 2021 third quarter results.

●	The assets of your company, as of September 30, 2021 were $3.81 billion, representing an increase of $438.7 million or 13.02%, since December 31, 2020, and an increase of $551.7 million since September 30, 2020.
●	Our net income for the first nine months of 2021 was $35.63 million, up $6.0 million, or 20.40%, from the first nine months of 2020.
●	Earnings per diluted share for the first nine months of 2021 was $3.20, compared to $2.71 for the first nine months of 2020.

The latest price at which the Company’s common stock has been traded of which we are aware was $62.10 per share.

We continue to see strong deposit growth in our checking and savings accounts.  As a growing bank in Middle Tennessee, some of this growth is to be expected; however, the volume of the increase has been somewhat surprising.  We are proud to announce that your bank increased its market share in all of the counties we serve based on the FDIC’s recently published Summary of Deposits as of June 30, 2021.

Mortgage lending, the Paycheck Protection Program, and loan and deposit growth have been a few of the continuing drivers of the growth in our net income.  We have worked hard to manage the cost of our funding as well as keep a watchful eye on our overall expenses.  We have also been able to put significantly less money in our loan loss reserves due to the overall improving economic outlook from 2020 and the quality of our loan portfolio.

We remain optimistic about our local economy due to the continuing growth in jobs, improved unemployment rates and overall healthy economic environment in which we operate.  That being said, we are monitoring the situations related to increasing costs, including labor costs, supply chain disruptions and increases in real estate prices and we understand that those, and other challenges, could impact the ongoing economic recovery being experienced by our customers and in our markets. We continue to see good quality loan demand in all of the counties we serve, which we believe should continue to fuel our growth and earnings.

We were honored earlier in the month when one of our own, Lisa Pominski, was voted top CFO in the medium-sized company category of the Nashville Business Journal’s Annual CFO Awards.  To be nominated was an honor, but to be chosen by a panel as this year’s winner is fabulous.  Lisa’s commitment to Wilson Bank and to you, the shareholders, is second to none and we are blessed to work with her each day.

Our outreach in the community has seemed more “normal” this year with the return of our local fairs and outside events, including the return of Oktoberfest here on the bank campus.  Our We Believe Together (WBT) volunteer program that encourages our offices and departments to choose local non-profits to support with time, talents and fundraising is now back in full swing.  Serving is a big part of who we are as a company and being able to spend more time doing for others has been great.

We are excited about the fourth quarter with the launch of our new deposit customer onboarding platform, the opening of our Greenlea Office in Gallatin, and the refresh of our website.

Thanks for sending your friends and family to us for their banking needs.  Your referrals, loyalty and confidence in us remain a key ingredient to our overall success!

Sincerely,

John C. McDearman, III	Will Jordan
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company